EXHIBIT  99.1

Kellogg Company News

For release:	January 30, 2008
Analyst Contact:	Joel Wittenberg	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799
Kellogg Affirms 2008 Guidance, Reports 2007 EPS Growth of 10%
     BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported strong 2007 earnings. Fourth quarter earnings were $0.44 per share. Annual earnings were $2.76 per share, representing the sixth consecutive year that the Company has met or exceeded its long-term EPS targets.
     Reported net earnings for full-year 2007 were $1,103 million, a 10% increase over last year’s $1,004 million. Earnings were $2.76 per diluted share, an increase of 10% from $2.51 per share in 2006. Reported net earnings in the fourth quarter of 2007 were $176 million, or $0.44 per diluted share, compared to $182 million, or $0.45 per share, in the fourth quarter of 2006. This result included a double-digit increase in advertising investment, significantly higher commodity, fuel, energy, and benefit cost inflation and up-front investment charges of $0.03 per share versus $0.08 per share in 2006. For the full year, upfront investment charges were $0.18 per share versus $0.14 per share in 2006. In addition, Kellogg recently announced acquisitions relating to Bear Naked, Inc.; and the Gardenburger brand in the U.S.; as well as the January 2008 acquisition of The United Bakers Group in Russia.
     “Despite significant additional cost pressures in 2007, our Company posted another year of strong growth,” said David Mackay, chief executive officer, Kellogg Company. “And for the first time, we generated more than $1 billion of cash flow. We also continued to invest cash back into the Company’s growth through higher up-front costs, a double-digit increase in advertising and several recent acquisitions.”
     Reported net sales in 2007 increased by 8% to $11.8 billion; fourth quarter sales were $2,794 million, representing 8% growth from the fourth quarter of 2006. Internal net sales growth, which excludes the effect of foreign-currency translation and acquisitions, was 5% for the full year as well as 5% for the fourth quarter.
- more -

     Kellogg North America reported net sales growth of 6% in 2007, and 6% in the fourth quarter. Internal sales growth was 5% in 2007, building on growth of 8% in 2006. Internal sales growth in the fourth quarter of 5% also built on 6% growth in the fourth quarter of 2006. The Company once again had measured share gains in the U.S. ready-to-eat cereal category in 2007 driven by the North America Retail Cereal business posting internal sales growth of 3% for the full year after posting 3% growth in 2006. North America Retail Cereal internal sales rose by 8% in the fourth quarter versus a decrease of 2% in the fourth quarter of 2006. North America Retail Snacks posted full-year internal sales growth of 7% in 2007, building on 11% growth in 2006. In the fourth quarter, Retail Snacks’ internal sales increased by 2% versus 12% growth posted in the fourth quarter of 2006. Fourth quarter snacks sales were adversely affected by the transition of Kashi Snacks and Kellogg’s Fruit Snacks from warehouse to the DSD distribution system. The Frozen and Specialty Channels businesses posted internal growth of 6% for the full year and 6% for the fourth quarter. The Frozen foods business posted high single-digit sales growth in 2007 and the Specialty Channels businesses posted mid single-digit internal sales growth for the full year.
     Kellogg International reported net sales growth of 12% in 2007 and 12% in the fourth quarter. Internal sales growth was 5% for the full year, building on 5% growth in 2006. Internal sales growth in the fourth quarter was 4%, building on growth of 6% in the fourth quarter of 2006. The Latin American business posted internal sales growth of 9% in 2007, lapping 9% growth in 2006. Internal growth in the fourth quarter was 6%, building on 7% growth in the fourth quarter of 2006. Full-year growth was driven by mid single-digit sales growth in the Mexican market and double-digit internal sales growth in various other parts of the region. Internal net sales growth in our European business increased at a 5% rate for the full year. Europe posted 4% internal sales growth in the fourth quarter as the result of continued innovation and excellent brand-building programs. In the U.K., the region’s largest business, full-year cereal sales rose at a mid single-digit rate and snacks sales increased at a high single-digit rate. The Asia Pacific business posted slightly lower internal sales, decreasing less than 1% for the full year. Internal sales growth was up 2% in the fourth quarter, due to strong performances in Japan, South Korea, India and South Africa, offset by continued weakness in Australia.
     Gross margin for full-year 2007 was 44.0%, approximately 30 basis points lower than in 2006. Incremental increases in fuel, energy, commodity, and benefit costs adversely impacted earnings by 32 cents per
- more -

share. Gross margin in the fourth quarter was 42.8%, down 50 basis points from the fourth quarter of 2006. Operating profit for the full year was $1.9 billion, an increase of 6% from 2006. Operating profit rose 4% in the fourth quarter to $359 million, versus $345 million in the fourth quarter of 2006. Internal operating profit, which excludes the effect of foreign-currency translation, increased by 3% for the full year and 2% in the fourth quarter. The Company achieved operating profit growth for the full year despite significant cost inflation and higher investment in up-front costs. In addition, the Company increased advertising investments to more than $1 billion for the first time.
     In 2007, cash flow, defined as cash from operating activities less capital expenditures, was $1,031 million. The Company repurchased $650 million of its stock in 2007 and repurchased almost $2 billion over the course of the last three years.
Kellogg Company Financial Business Model on Track For 2008
     The Company expects full-year 2008 earnings will be within a range of $2.92 — 2.97 per share. This projection includes estimates for significant commodity and energy cost inflation at unprecedented levels and continued investment in advertising as well as innovation. The Company also continues to anticipate that investment in up-front costs in 2008 will be approximately 14 cents per share, similar to the historical levels of investment. In addition, the Company expects full-year internal sales growth will be in the mid single-digits, slightly greater than its long-term targets.
     Mr. Mackay concluded, “We remain confident in our business model and operating principles. Our significant investments back into the business provide us with momentum going into 2008. To partially offset the continued cost inflation, we have increased prices and pursued various productivity initiatives. Looking ahead, our focused strategy, business model and superior execution give us confidence in our ability to deliver sustainable, dependable growth in 2008 and beyond.”
About Kellogg Company
- more -

     With 2007 sales of nearly $12 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

- more -

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	December 29,	December 30,	December 29,	December 30,
(Results are unaudited)	2007	2006	2007	2006

Net sales	$2,794	$2,584	$11,776	$10,907

Cost of goods sold	1,598	1,465	6,597	6,082
Selling and administrative expense	837	774	3,311	3,059

Operating profit	359	345	1,868	1,766

Interest expense	86	80	319	307
Other income (expense), net	(7)	2	(2)	13

Earnings before income taxes	266	267	1,547	1,472
Income taxes	90	84	444	467
Earnings (loss) from joint ventures	—	(1)	—	(1)

Net earnings	$176	$182	$1,103	$1,004

Net earnings per share:
Basic	$.45	$.46	$2.79	$2.53
Diluted	$.44	$.45	$2.76	$2.51

Dividends per share	$.3100	$.2910	$1.2020	$1.1370

Average shares outstanding:
Basic	392	398	396	397

Diluted	396	401	400	400

Actual shares outstanding at period end			390	398

- more -

Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year-to-date period ended
(millions)	December 29,	December 30,	December 29,	December 30,
(Results are unaudited)	2007	2006	2007	2006

Net sales
North America	$1,844	$1,738	$7,786	$7,349
Europe	556	487	2,357	2,057
Latin America	232	215	984	891
Asia Pacific (a)	162	144	649	610

Consolidated	$2,794	$2,584	$11,776	$10,907

Segment operating profit
North America	$286	$320	$1,345	$1,341
Europe	52	36	397	321
Latin America	45	43	213	220
Asia Pacific (a)	23	18	88	90
Corporate	(47)	(72)	(175)	(206)

Consolidated	$359	$345	$1,868	$1,766

(a) Includes Australia, Asia and South Africa.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	December 29,	December 30,
(unaudited)	2007	2006

Operating activities
Net earnings	$1,103	$1,004
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	372	353
Deferred income taxes	(69)	(44)
Other (a)	183	235
Postretirement benefit plan contributions	(96)	(99)
Changes in operating assets and liabilities	10	(39)

Net cash provided by operating activities	1,503	1,410

Investing activities
Additions to properties	(472)	(453)
Acquisitions of businesses	(128)	—
Investments in joint ventures and other	(1)	8

Net cash used in investing activities	(601)	(445)

Financing activities
Net issuances of notes payable	220	156
Issuances of long-term debt	750	—
Reductions of long-term debt	(802)	(85)
Issuances of common stock	163	218
Common stock repurchases	(650)	(650)
Cash dividends	(475)	(450)
Other	6	22

Net cash used in financing activities	(788)	(789)

Effect of exchange rate changes on cash	(1)	16

Increase in cash and cash equivalents	113	192
Cash and cash equivalents at beginning of period	411	219

Cash and cash equivalents at end of period	$524	$411

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$1,031	$957

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
- more -

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

	December 29,	December 30,
	2007	2006
(millions, except per share data)	(unaudited)	*

Current assets
Cash and cash equivalents	$524	$411
Accounts receivable, net	1,026	945
Inventories:
Raw materials and supplies	234	201
Finished goods and materials in process	690	623
Deferred income taxes	103	116
Other prepaid assets	140	131

Total current assets	2,717	2,427
Property, net of accumulated depreciation of $4,313 and $4,102	2,990	2,816
Goodwill	3,515	3,448
Other intangibles, net of accumulated amortization of $41 and $49	1,450	1,420
Pension	479	353
Other assets	246	250

Total assets	$11,397	$10,714

Current liabilities
Current maturities of long-term debt	$466	$723
Notes payable	1,489	1,268
Accounts payable	1,081	910
Accrued advertising and promotion	378	338
Accrued income taxes	—	152
Accrued salaries and wages	316	311
Other current liabilities	314	318

Total current liabilities	4,044	4,020

Long-term debt	3,270	3,053
Deferred income taxes	647	619
Other liabilities	910	953

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	388	292
Retained earnings	4,217	3,630
Treasury stock, at cost	(1,357)	(912)
Accumulated other comprehensive income (loss)	(827)	(1,046)

Total shareholders’ equity	2,526	2,069

Total liabilities and shareholders’ equity	$11,397	$10,714

*	Condensed from audited financial statements.
###